Exhibit 99.3

PART I – FINANCIAL INFORMATION

ITEM 1.	Financial statements

AUDIENCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014 (1)
Assets
Current assets:
Cash and cash equivalents	$37,276	$46,184
Short-term investments	6,998	8,999
Restricted cash	4,200	4,200
Accounts receivable	7,810	2,789
Inventories	23,826	27,999
Other current assets	3,309	3,880

Total current assets	83,419	94,051
Property and equipment, net	10,407	11,634
Intangible assets, net	5,292	6,317
Other noncurrent assets	2,990	2,840

Total assets	$102,108	$114,842

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,247	$1,582
Accrued and other liabilities	13,168	12,064
Deferred credits and income	691	725

Total current liabilities	17,106	14,371
Income taxes payable- noncurrent	773	1,114
Deferred rent- noncurrent	2,129	2,046
Other liabilities- noncurrent	214	28

Total liabilities	20,222	17,559

Stockholders’ equity:
Common stock:	23	23
Additional paid-in capital	197,508	195,351
Accumulated deficit	(115,645)	(98,091)

Total stockholders’ equity	81,886	97,283

Total liabilities and stockholders’ equity	$102,108	$114,842

(1)	The condensed consolidated balance sheet at December 31, 2014 has been derived from audited consolidated financial statements.

See notes to condensed consolidated financial statements (unaudited).

AUDIENCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2015	2014
Revenue:
Hardware	$17,788	$34,076
Licensing	657	1,884

Total revenue	18,445	35,960
Cost of revenue	10,587	17,364

Gross profit	7,858	18,596
Operating expenses:
Research and development	13,639	12,188
Selling, general and administrative	11,125	12,245

Total operating expenses	24,764	24,433

Loss from operations	(16,906)	(5,837)
Interest income, net	6	18
Other expense, net	(393)	(33)

Loss before income taxes	(17,293)	(5,852)
Income tax provision	261	1,485

Net loss	$(17,554)	$(7,337)

Net loss per share:
Basic	$(0.75)	$(0.33)

Diluted	$(0.75)	$(0.33)

Weighted average shares used in computing net loss per share:
Basic	23,367	22,221

Diluted	23,367	22,221

See notes to condensed consolidated financial statements (unaudited).

AUDIENCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

(unaudited)

	Three months ended March 31,
	2015	2014
Net loss	$(17,554)	$(7,337)
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of tax	—	1

Net comprehensive loss	$(17,554)	$(7,336)

See notes to condensed consolidated financial statements (unaudited).

AUDIENCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities
Net loss	$(17,554)	$(7,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,577	1,332
Write-down of inventory to net realizable value	377	305
Recovery of doubtful accounts	(60)	—
Stock-based compensation	2,143	1,576
Excess tax benefit from stock options	—	(1,394)
Loss on disposal of property and equipment	7	3
Amortization/accretion of marketable securities	(1)	4
Changes in assets and liabilities:
Accounts receivable	(4,961)	(5,904)
Inventories	3,796	(5,561)
Prepaid expenses and other assets	103	(682)
Accounts payable	1,670	2,860
Accrued and other liabilities	1,237	810
Deferred credits and income	(34)	377

Net cash used in operating activities	(10,700)	(13,611)

Cash flows from investing activities
Purchases of property and equipment	(225)	(2,409)
Purchases of marketable securities	(3,998)	(11,996)
Proceeds from sales and maturities of marketable securities	6,000	9,100
Change in restricted cash	—	170

Net cash provided by (used in) investing activities	1,777	(5,135)

Cash flows from financing activities
Proceeds from exercise of stock options	167	422
Tax payment related to RSUs	(152)	(157)
Excess tax benefit from stock options	—	1,394

Net cash provided by financing activities	15	1,659

Net decrease in cash and cash equivalents	(8,908)	(17,087)
Cash and cash equivalents
Beginning of period	46,184	124,691

End of period	$37,276	$107,604

Supplemental disclosures:
Accrual for purchases of property, plant and equipment	$—	$215

See notes to condensed consolidated financial statements (unaudited).

AUDIENCE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Formation and business of Audience, Inc.

Audience, Inc. (the “Company” or “Audience”) was incorporated in the State of California in July 2000 and subsequently reincorporated in the State of Delaware in June 2011. In June 2002, the Company changed its name from Applied Neurosystems Corporation to Audience, Inc.

Audience is a leader in providing intelligent voice and audio solutions that improve voice quality and the user experience in mobile devices. Its family of earSmart™ intelligent voice processors is based on the processes of human hearing, to suppress background noise and enhance mobile voice quality. Audience’s technology substantially improves the mobile voice experience, while also improving the performance of speech-based services, and enhancing audio quality for multimedia. Audience earSmart™ processors are featured in mobile devices from leading providers in Asia-Pacific, Europe and the United States (“U.S.”). Audience has also started to offer software solutions for motion sensing, such as MotionQ, and voice quality, such as Audience S1.0.

The Company outsources the manufacture of its voice and audio processors to independent foundries and uses third parties for assembly, packaging and test. The Company sells its products globally, directly to original equipment manufacturers (“OEMs”) and their contract manufacturers (“CMs”) and indirectly through distributors. In 2012, Audience also began to recognize license revenue on royalty payments for the use of its semiconductor intellectual property (“processor IP”) in certain mobile phones of a single OEM. In addition, the Company currently licenses software that interprets sensor data related to the motion of mobile devices and has announced its first stand-alone software product that improves sound quality and suppresses background noise, which may lead to the Company recognizing additional licensing revenue in the future.

On July 11, 2014, the Company and its wholly-owned subsidiary, Alameda Acquisition Corp., a Delaware corporation, acquired Sensor Platforms, Inc., a Delaware corporation (“Sensor Platforms”) for approximately $41 million. Sensor Platforms develops software and algorithms that interpret sensor data to enable broad context awareness on smart phones, wearables and other consumer devices.

Subsequent to the quarter ended March 31, 2015, there have been material declines in forecasted demand from the largest customer relative to management expectations for the second quarter of 2015, which has eroded projected operating results for 2015 as well as the projected cash balances. However, the Company believes that its existing sources of liquidity will satisfy its working capital and capital requirements for the next twelve months. Any further reductions in demand beyond current projections may require the Company to either implement a reduction in force or raise additional capital through equity or debt financing. Such additional financing may not be available on terms acceptable to the Company, or at all, and could require the Company to modify, delay or abandon some of its planned future expansion or expenditures or reduce some of its ongoing operating costs. If the Company is unable to obtain additional financing, it could have a material adverse effect on its business, financial condition, operating results and cash flows and its ability to achieve its intended business objectives. If the Company raises additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, its existing stockholders could suffer significant dilution in their percentage ownership of the Company and any new securities it issues could have rights, preferences and privileges senior to those of holders of its common stock.

2. Summary of significant accounting policies

Financial Statement Presentation

In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring items, necessary for a fair statement of the Company’s financial statements for interim periods in conformity with U.S. generally accepted accounting principles (“GAAP”). The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Company’s accounting policies described in the “Notes to consolidated financial statements” in its Form 10-K have not changed in the three months ended March 31, 2015. The December 31, 2014 condensed consolidated balance sheet data presented for comparative purposes was derived from audited financial statements, but does not include all disclosures required by GAAP. The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the operating results for the full year or for any other subsequent interim period.

Basis of Consolidation

All intercompany transactions and balances have been eliminated upon consolidation. The functional currency of each of the Company’s foreign subsidiaries is the U.S. dollar. Foreign currency gains or losses are recorded as other expenses, net in the condensed consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include the allowance for doubtful accounts receivable, inventory write-downs, useful lives of long-lived assets, valuation of deferred tax assets and uncertain tax positions and the measurement of stock-based compensation. The Company bases its estimates and judgments on its historical experience, knowledge of current conditions and beliefs of what could occur in the future, considering available information. Actual results could differ from those estimates.

Concentration of Risk

As of March 31, 2015, one customer accounted for 81% of total accounts receivable. As of December 31, 2014, two customers accounted for 58% and 14% of total accounts receivable.

Revenue from Samsung Electronics Co., Ltd. (“Samsung”) accounted for 85% of total revenue for the three months ended March 31, 2015. Revenue from Samsung and Comtech, International Ltd. (“Comtech”), a distributor who sells the Company’s products to end customers, accounted for 74% and 18%, respectively, of total revenue for the three months ended March 31, 2014.

Revenue recognition

The Company derives revenue from the direct sale of processors and codecs to OEMs and CMs and indirect sales of processors and codecs to OEMs through distributors. The Company recognizes revenue from sales to CMs and OEMs when persuasive evidence of an arrangement exists, the selling price is fixed or determinable, product delivery has occurred, which is when the risk and reward of ownership pass to the customer, and collectability of the resulting receivable is reasonably assured. The transfer of risk and reward of ownership to the customers is typically complete at the time of shipment as per the Company’s shipping terms. The Company had insignificant revenue from sales of its software products.

The Company does not offer distributors, CMs or OEMs return rights, rebates, price protection or other similar rights. However, in the past, the Company has occasionally accepted returns from distributors. Although the Company does not recognize revenue from sales to its distributors upon shipment, the title and the risk of ownership for the products typically transfers to the distributor upon shipment as per the Company’s shipping terms, and the distributor is obligated to pay for the products at that time. As a result, product revenue is deferred until the distributor notifies the Company in writing of its resale of the products. Deferred revenue less the related cost of the inventories are included in the condensed consolidated balance sheets under “Deferred credits and income.” The Company takes into account the inventories held by its distributors in determining the appropriate level of provision for excess and obsolete inventory.

The Company began to recognize licensing revenue on royalty payments in 2012 on mobile phones integrating its licensed semiconductor intellectual property (“processor IP”) from a single OEM. The Company recognizes licensing revenue based on mobile phone shipments reported during the quarter, assuming that all other revenue recognition criteria are met. The OEM generally reports shipment information typically within 45 days following the end of the OEM’s quarter. Since there is no reliable basis on which the Company can estimate its licensing revenues prior to obtaining the OEM’s reports from the licensees, the Company recognizes licensing revenues on a one-quarter lag. The amount of revenue recognized is determined by multiplying the number of mobile phones sold during a particular period in which the Company’s processor IP is integrated and enabled by the agreed-upon royalty rate.

Net Income (Loss) Per Share

The Company calculates basic net income (loss) per share by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. The diluted net income (loss) per share is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, options to purchase common stock and restricted stock units (“RSUs”) are considered to be common stock equivalents. When there is a net loss, potentially dilutive common equivalent shares are not included in the calculation of net loss per share since their inclusion would be anti-dilutive.

Recent accounting pronouncements

In January 2015, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (“ASU”) which simplifies income statement classification by removing the concept of extraordinary items from GAAP. As a result, items that are both unusual and infrequent will no longer be separately reported net of tax after continuing operations. The new standard is effective for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In May 2014, the FASB and the International Accounting Standards Board (“IASB”) issued a converged standard on revenue recognition from contracts with customers. The objective of the new guidance is to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The newly converged standard contains principles that will be applied to determine how revenue should be measured and the timing of when it should be recognized. The guidance is effective for fiscal years, and interim periods within fiscal years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact that this guidance may have on its financial position, results of operations and cash flows.

3. Consolidated balance sheet components

Inventories

Inventories consisted of the following:

	March 31, 2015	December 31, 2014
	(in thousands)
Work in process	$17,662	$19,828
Finished goods	6,164	8,171

Total inventory	$23,826	$27,999

Property and equipment, net

Property and equipment, net, consisted of the following:

	March 31, 2015	December 31, 2014
	(in thousands)
Computers and equipment	$4,447	$4,346
Machinery and equipment	6,659	6,561
Software	4,309	4,294
Furniture and fixtures	4,821	4,821
Leasehold improvements	3,252	3,251
Construction in progress	48	81

Gross property and equipment	23,536	23,354
Accumulated depreciation	(13,129)	(11,720)

Property and equipment, net	$10,407	$11,634

Depreciation expense for the three months ended March 31, 2015 and 2014 was $1.4 million and $1.3 million, respectively.

Accrued and other current liabilities

Accrued and other current liabilities consisted of the following:

	March 31, 2015	December 31, 2014
	(in thousands)
Compensation	$5,077	$4,165
Professional fees	1,463	972
Income taxes payable	679	544
Escrow payable	4,200	4,200
Other	1,749	2,183

Accrued and other current liabilities	$13,168	$12,064

4. Fair Value of Financial Instruments

The Company invests its excess cash primarily in money market funds and U.S. government agency and treasury notes that mature within one year. All cash equivalents and marketable securities are classified as available-for-sale. As of March 31, 2015, the unrealized gains or losses associated with the Company’s investments were insignificant. No gains or losses were realized from sale of securities in the periods presented.

The amortized cost and fair value of available-for-sale securities were as follows:

	March 31, 2015
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Money market funds	$25,715	$—	$—	$25,715
U.S. agency securities	6,998	—	—	6,998

Total available-for-sale securities	$32,713	$—	$—	$32,713

	December 31, 2014
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Money market funds	$23,715	$—	$—	$23,715
U.S. agency securities	8,998	1	—	8,999

Total available-for-sale securities	$32,713	$1	$—	$32,714

Available-for-sale securities are reported at fair value on the condensed consolidated balance sheets and classified as follows:

	March 31, 2015	December 31, 2014
	(in thousands)
Cash equivalents	$25,715	$23,715
Short-term investments	6,998	8,999

Total available-for-sale securities	$32,713	$32,714

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value hierarchy is based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable and the last unobservable:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.

Level 2	—	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As there were no financial liabilities that were required to be measured at fair value, the following tables summarize the Company’s financial assets measured at fair value on a recurring basis within the fair value hierarchy:

	March 31, 2015
	Total	Level 1	Level 2	Level 3
	(in thousands)
Cash equivalents:
Money market funds	$25,715	$25,715	$—	$—
Short-term investments:
U.S. agency securities	6,998	6,998	—	—

Total available-for-sale securities	$32,713	$32,713	$—	$—

	December 31, 2014
	Total	Level 1	Level 2	Level 3
	(in thousands)
Cash equivalents:
Money market funds	$23,715	$23,715	$—	$—
Short-term investments:
U.S. agency securities	8,999	8,999	—	—

Total available-for-sale securities	$32,714	$32,714	$—	$—

5. Acquisition of Sensor Platforms

On July 11, 2014, the Company completed the acquisition contemplated by the Agreement and Plan of Merger by and among the Company, Alameda Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, Sensor Platforms, and the stockholders’ agent listed therein (the “Acquisition”). Sensor Platforms develops software and algorithms that interpret sensor data to enable broad context awareness on smart phones, wearables and other consumer devices. The Company believes the combination of Sensor Platforms’ motion sensing technology with its voice and audio solutions places the combined company in a unique position to deliver compelling solutions based on the fusion of voice and motion.

The Company incurred $0.5 million in transaction costs in 2014. These expenses were included in selling, general and administrative expenses in the Company’s consolidated statement of operations.

The Acquisition was accounted for using the acquisition method of accounting and accordingly, Sensor Platforms’ results of operations were included in the Company’s consolidated financial statements from July 11, 2014. Pursuant to the acquisition method of accounting, the purchase price has been allocated to assets acquired and liabilities assumed based on their respective fair values. The Company’s management has determined the fair value of the intangible and tangible assets acquired and liabilities assumed as of the closing date of the Acquisition. The difference between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed was recorded as goodwill.

The fair value of consideration transferred to acquire Sensor Platforms was approximately $41 million and consisted of the following, in thousands:

Cash consideration paid to acquire Sensor Platforms	$40,486
Fair value of employee stock options assumed	209

Total acquisition consideration	$40,695

The Company deposited $4.2 million of the cash consideration into an escrow account. This amount is reflected in the restricted cash and accrued and other current liabilities line items in the condensed consolidated balance sheet. The escrow period is one year from the date of the Acquisition.

Sensor Platforms’ employee stock options and RSUs assumed

In connection with the Acquisition, the Company assumed both vested and unvested, in-the-money stock options and unvested RSUs originally granted by Sensor Platforms and exchanged them for stock options and RSUs for the Company’s common stock. The Company included $0.2 million, representing the portion of the fair value of the assumed Sensor Platforms vested stock options associated with service rendered prior to the acquisition date, as a component of the total acquisition consideration.

Purchase price allocation

The following table summarizes the estimated fair value of tangible and intangible assets acquired and liabilities assumed as of the date of the Acquisition, in thousands:

Purchase price allocated to:
Cash and cash equivalents	$841
Accounts receivable	152
Prepaid expenses and other current assets	289
Property and equipment	42
Acquired intangibles	19,000
Goodwill	20,734
Other assets	41
Accounts payable	(24)
Accrued expenses	(181)
Deferred revenue	(110)
Deferred tax liability	(89)

Total acquisition consideration	$40,695

The total estimated fair value of $19.0 million for intangible assets acquired were related to developed technology of $18.0 million and customer relationships of $1.0 million. The estimated fair values of the developed technology and customer relationship intangible assets were determined using the income approach (through the with-and-without method) and cost approach (through the replacement cost method), respectively.

The goodwill resulting from the Acquisition is not deductible for tax purposes.

As a result of a significant drop in the Company’s trading prices of the Company’s common stock in the public stock market during the three months ended December 31, 2014, the Company performed impairment analyses on both its goodwill and long-lived assets as of November 1, 2014. Based on the results of the impairment analyses, the Company recorded impairment charges of $20.7 million for goodwill, $10.5 million for the developed technology intangible asset and $0.1 million for the customer relationships intangible asset.

6. Intangible Assets, net

Intangible assets, net consisted of the following (in thousands):

	March 31, 2015			December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$7,494	$(2,427)	$5,067	$7,494	$(1,627)	$5,867
Customer relationships	904	(679)	225	904	(454)	450

	$8,398	$(3,106)	$5,292	$8,398	$(2,081)	$6,317

Amortization expense relating to developed technology included in cost of revenue for the three months ended March 31, 2015 was approximately $0.8 million. Amortization expense relating to customer relationships included in selling, general and administrative expenses for the three months ended March 31, 2015 was approximately $0.2 million.

The estimated future amortization expense of intangible assets as of March 31, 2015 was as follows (in thousands):

Nine months ended December 31, 2015	$2,625
2016	2,667

Total	$5,292

7. Net Loss per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share:

	Three months ended March 31,
	2015	2014
	(in thousands, except per share data
Numerator:
Net loss - basic and diluted	$(17,554)	$(7,337)

Denominator:
Weighted average shares used in computing net loss per share:
Basic	23,367	22,221
Weighted average effect of potentially dilutive securities:
Options to purchase common stock	—	—
Restricted stock units	—	—
Employee stock purchase plan	—	—

Diluted	23,367	22,221

Net loss per share:
Basic	$(0.75)	$(0.33)

Diluted	$(0.75)	$(0.33)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share of common stock for the periods presented because including them would have been antidilutive:

	Three months ended March 31,
	2015	2014
	(in thousands)
Options to purchase common stock	3,882	4,679
Restricted stock units	1,580	566

Total	5,462	5,245

8. Commitments and contingencies

Leases

The Company leases office space under noncancelable agreements with various expiration dates through October 2023. Rent expense for the three months ended March 31, 2015 and 2014 was $1.3 million and $1.4 million, respectively.

On June 5, 2012, the Company entered into a lease agreement for its corporate headquarters, which consists of 87,565 square feet of office space in Mountain View, California. The lease for this facility commenced on October 1, 2013. The contractual annual base payment is $3.7 million subject to a full abatement of payment for the first month of the lease term. The annual base payment increases 3% each year. The lease term is for ten years with an option to extend for an additional five years. As of December 31, 2013, the Company had completed the build-out of its corporate headquarters and had taken occupancy of the facility.

Purchase commitments

The Company subcontracts with other companies to manufacture its voice and audio processors. Audience may generally cancel these purchase commitments at any time; however, the Company is required to pay all costs incurred through the cancellation date. The Company rarely cancels these agreements once production has started. The Company had $29.6 million in open purchase commitments with its third-party foundries and other suppliers at March 31, 2015.

Noncurrent Gross Unrecognized Tax Benefits

As of March 31, 2015, the Company had $0.8 million of non-current gross unrecognized tax benefits that are reflected in income taxes payable-noncurrent in the condensed consolidated balance sheets. The timing of any payments that could result from these unrecognized tax benefits will depend upon a number of factors. Accordingly, the Company is not able to provide a reasonable estimate of the timing of future payments relating to these obligations.

Litigation

From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business. The Company received, and may in the future continue to receive, claims from third parties asserting infringement of their intellectual property rights. Future litigation may be necessary to defend the Company and its customers by determining the scope, enforceability and validity of third party proprietary rights or to establish the Company’s proprietary rights. The Company has also received a complaint which purports to be brought on behalf of a class of purchasers of its common stock issued in or traceable to the Company’s initial public offering (“IPO”) which contains claims under Sections 11, 12(a)(2) and 15 of the Securities Act. There can be no assurance with respect to the outcome of any current or future litigation brought against the Company or pursuant to which it has indemnification obligations and the outcome could have a material adverse impact on its financial condition, results of operations and cash flows.

On September 13, 2012, a purported shareholder filed a class action complaint in the Superior Court of the State of California for Santa Clara County against the Company, the members of its board of directors, two of its executive officers and the underwriters of its IPO. An amended complaint was filed on February 25, 2013, which purports to be brought on behalf of a class of purchasers of the Company’s common stock issued in or traceable to the IPO. On April 3, 2013, the outside members of the board of directors and the underwriters were dismissed without prejudice. The amended complaint added additional shareholder plaintiffs and contains claims under Sections 11 and 15 of the Securities Act. The complaint seeks, among other things, compensatory damages, rescission and attorney’s fees and costs. On March 1, 2013, defendants responded to the amended complaint by filing a demurrer moving to dismiss the amended complaint on the grounds that the court lacks subject matter jurisdiction. The court overruled that demurrer. On March 27, 2013, defendants filed a demurrer moving to dismiss the amended complaint on other grounds. The Court denied the demurrer on September 4, 2013. On January 16, 2015, the court granted plaintiff’s motion to certify a class. A trial has been scheduled for September 15, 2015. On May 1, 2015, the parties submitted a stipulation to reschedule the trial date to March 14, 2016. The Court has not yet approved the stipulation. The Company believes that the allegations in the complaint are without merit and intends to vigorously contest the action. However, there can be no assurance that the Company will be successful in its defense and it cannot currently estimate a range of any possible losses the Company may experience in connection with this case. Accordingly, the Company is unable at this time to estimate the effects of this complaint on its financial condition, results of operations or cash flows.

Indemnities, Commitments and Guarantees

During the normal course of business, the Company may make certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying condensed consolidated balance sheets. Where necessary, the Company accrues for losses for any known contingent liabilities, including those that may arise from indemnification provisions, when future payment is probable and estimable.

9. Stock-based Compensation

The following is a summary of option activity under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”) for the three months ended March 31, 2015:

	Outstanding options
	Number of Shares	Weighted Average Exercise Price
Balances at December 31, 2014	3,773,745	$8.73
Options granted	599,300	4.60
Options exercised	(67,248)	2.48
Options cancelled	(264,815)	11.38

Balances at March 31, 2015	4,040,982	8.04

The following is a summary of RSU activity for the three months ended March 31, 2015:

	Shares outstanding
	Number of Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2014	1,482,916	$8.67
RSUs granted	733,561	4.61
RSUs released	(82,506)	12.24
RSUs cancelled/forfeited	(287,782)	7.68

Balance at March 31, 2015	1,846,189	7.06

Stock-based Compensation

The following table shows a summary of the stock-based compensation expense included in the condensed consolidated statements of operations for the three months ended March 31, 2015 and 2014:

	Three months ended March 31,
	2015	2014
	(in thousands)
Cost of revenue	$14	$62
Research and development	980	652
Selling, general and administrative	1,149	862

Stock-based compensation expense	$2,143	$1,576

At March 31, 2015, the Company had $5.2 million of total unrecognized compensation expense, net of estimated forfeitures, related to unvested stock options that it expects to recognize over a weighted average period of 3.4 years.

At March 31, 2015, total unrecognized estimated compensation expense, net of estimated forfeitures, related to unvested RSUs granted was $11.5 million, which is expected to be recognized over a weighted-average period of 2.3 years.

10. Capital stock

Common stock

As of March 31, 2015 and December 31, 2014, the Company had reserved shares of its common stock for future issuance as follows:

	March 31, 2015	December 31, 2014
Shares reserved for stock options and restricted stock units	6,427,298	5,511,373
Shares reserved for employee stock purchase plan	232,832	70

11. Income taxes

Effective January 1, 2012, the Company implemented an international structure. The Company’s effective tax rate in the periods presented on or after January 1, 2012 is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The rate at which the provision for income taxes is calculated also differs from the U.S. federal statutory income tax rate primarily due to the valuation allowance on U.S. deferred tax assets and different tax rates in foreign jurisdictions where income is earned and considered to be indefinitely reinvested.

The Company’s effective income tax rate was (1.5)% and (25)% for the three months ended March 31, 2015 and 2014, respectively. The Company’s provision for income taxes was $0.3 million and $1.5 million for the three months ended March 31, 2015 and 2014, respectively. The decrease in income tax provision for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014 was primarily due to an increase in loss before income taxes and a change in the jurisdictional mix of where income is earned. The Company provides U.S. income taxes on the earnings of foreign subsidiaries, unless the subsidiaries’ earnings are considered indefinitely reinvested outside the U.S. The Company’s intent is to indefinitely reinvest its non-U.S. funds in its foreign operations, and its current plans do not demonstrate a need to repatriate them to fund its U.S. operations.

The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company weighs both positive and negative evidence in determining the need for a valuation allowance, such as historical income (losses), recent earnings, forecasted income, customer concentration, pricing pressures, competition from larger companies with significantly greater resources and other risks inherent in the semiconductor industry. In the event the Company determines that it would not be able to realize all or part of its net deferred tax assets, an adjustment to the deferred tax assets would be charged to earnings in the period in which the Company makes such determination. Likewise, if the Company later determines that it is more–likely-than-not that the net deferred tax assets would be realized, it would reverse the applicable portion of the previously provided valuation allowance. The realization of deferred tax assets is primarily dependent on the Company generating sufficient U.S. and foreign taxable income in future fiscal years. The Company weighs both positive and negative evidence, from a quantitative and qualitative perspective, with more weight given to evidence that can be objectively verified. Under this standard, the Company’s downward trend of U.S. pretax income and current year U.S. pretax loss and three year cumulative loss in the U.S. considering the current and prior 2 years was considered significant and objectively verifiable negative evidence. In addition, the Company is subject to business uncertainties that make it difficult to forecast demand and production levels due to a lack of long term purchase commitments. Therefore, the Company is unable to reliably forecast taxable income in order to realize its U.S. deferred tax assets. Based on this significant negative evidence, the Company concluded that a valuation allowance should be maintained on all U.S. deferred tax assets as of March 31, 2015. The Company will continue to assess the realizability of the deferred tax assets in each of the applicable jurisdictions and maintain the valuation allowances until sufficient positive evidence exists to support a reversal. In the event that the Company determines that the deferred tax assets are realizable, an adjustment to the valuation allowance will be reflected in the tax provision in the period such determination is made.

As of March 31, 2015, the Company had gross unrecognized tax benefits totaling $7.8 million. Approximately $6.5 million of the Company’s net unrecognized tax benefits, not including interest, if recognized, would affect its effective tax rate. One or more of these net unrecognized tax benefits could be subject to a valuation allowance if and when recognized in a future period, which could impact the timing of any related effective tax rate benefit. The Company adopted ASU No. 2013-11 during the three months ended March 31, 2015 and offset $0.3 million of the unrecognized tax benefits in noncurrent income taxes payable with the related deferred tax assets. The Company recognizes interest and/or penalties related to income tax matters within the provision for income taxes in the condensed consolidated statements of operations. As of March 31, 2015, the Company had no accrued interest or penalties due to its net operating losses and tax credits available to offset any tax adjustments. Although timing of the resolution and/or closure of audits is highly uncertain, the Company does not believe it is reasonably possible that its unrecognized tax benefits would materially change in the next 12 months.

12. Segment and geographic information

The Company operates in one reportable segment related to the selling and marketing of voice and audio processors and licensing of processor IP for use in mobile devices. The Company has identified its president and chief executive officer as the Chief Operating Decision Maker (“CODM”) who manages the Company’s operations on a consolidated basis for purposes of allocating resources. When evaluating financial performance, the CODM reviews individual customer and product information, while other financial information is reviewed on a consolidated basis.

Substantially all of the Company’s revenue was generated from the sale of its products to CMs and OEMs whose primary manufacturing operations and distributors are in Asia. Since the Company’s OEMs market and sell their products worldwide, the Company’s revenue by geographic location is not necessarily indicative of the geographic distribution of mobile device sales, but rather of where the mobile devices are manufactured. The Company’s revenue is therefore based on the country or region in which its OEMs or their CMs issue their purchase orders to the Company.

Revenues by geographic regions are based upon the customers’ or their CM’s ship-to address or headquarters location. The following table sets forth reportable revenues by geographic regions:

	Three months ended March 31,
	2015	2014
	(in thousands)
Revenues:
South Korea	$15,753	$26,769
China	1,604	7,218
United States	657	1,884
Other	431	89

Total	$18,445	$35,960

13. Subsequent events

On April 29, 2015, the Company, Knowles Corporation, a Delaware corporation (“Knowles”), and Orange Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Knowles (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) which contemplates the acquisition by Knowles, through Merger Sub, of the Company in a two-step transaction comprised of a combination cash and stock exchange offer for all of the issued and outstanding shares of the Company’s common stock, followed by a merger of Merger Sub with and into the Company with the Company surviving as a wholly-owned subsidiary of Knowles.